UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 15, 2006

AMN Healthcare Services, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-16753	06-1500476
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

12400 High Bluff Drive, Suite 100 San Diego, California	92130
(Address of principal executive offices)	(Zip Code)

(866) 871-8519

(registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.03	Creation of a Direct Financial Obligation.

Additional Term Loan Incurred Under Second Amended And Restated Credit Agreement

On May 15, 2006, AMN Healthcare, Inc., a subsidiary of AMN Healthcare Services, Inc. (the “Company”) borrowed under its additional term loan (the “Incremental Tranche B loan”), the amount of $30 million pursuant to Section 2.5 of the Second Amended and Restated Credit Agreement dated November 2, 2005 (the “Credit Agreement”) by and among the Company, AMN Healthcare, Inc., as borrower (the “Borrower”), certain subsidiaries of the Borrower from time to time party thereto as guarantors, the several lenders from time to time party thereto as lenders (the “Lenders”) and Bank of America, N.A. as administrative agent for the Lenders, as amended by the First Amendment to Second Amended and Restated Credit Agreement dated May 1, 2006. The interest rate for all of the term loans outstanding under the Credit Agreement (including the Incremental Tranche B loan), will initially bear interest, at the option of the Borrower, at either LIBOR plus 2% or the Base Rate plus 1.00% and thereafter will be based upon the Company’s leverage ratio as of the last day of the most recently ended fiscal quarter or fiscal year, commencing with the fiscal quarter ended June 30, 2006, pursuant to the terms of the Credit Agreement, as amended. The proceeds from the Incremental Tranche B loan were utilized to fund the purchase of 1,852,000 shares of the Company’s common stock on May 15, 2006, from certain of the Company’s stockholders as set forth below. All of the term loans outstanding under the Credit Agreement (including the Incremental Tranche B loan) are due and payable in twenty-two consecutive quarterly installments commencing on June 30, 2006, with the quarterly final installment due on September 30, 2011, and in the amounts set forth in the Credit Amendment, as amended. The terms of the Incremental Tranche B loan are identical to the existing term loans under the Credit Agreement unless accelerated sooner pursuant to the terms of the Credit Agreement.

Section 8 – Other Events

Item 8.01	Other Events.

Closing of Common Stock Purchase

On May 15, 2006, the Company completed the purchase of an aggregate of 1,852,000 shares of its common stock pursuant to the Stock Purchase Agreement dated April 28, 2006 (the “Stock Purchase Agreement”) with Joseph B. Caldwell, Floyd E. Cotham, Jr., Joseph E. Hawkins, James C. Merritt, Ruth M. Merritt and Mark E. Smith (collectively, the “Selling Stockholders”), issued in connection with the acquisition of The MHA Group, Inc. and subsidiaries (“MHA”). All of the common stock was purchased for an aggregate purchase price of $37.6 million including transaction costs, at a per share price of $20.17, which represented the volume weighted average sales price of the common stock on the New York Stock Exchange for the 20 consecutive trading days beginning on April 17, 2006 and ending on May 12, 2006. The purchase was funded with the Incremental Tranche B loan described above and cash on hand. Following the stock purchase the Selling Stockholders continue to own 334,785 shares of the Company’s common stock. For a period of nine months following May 15, 2006, subject to certain exceptions, the Selling Stockholders may not sell or otherwise dispose of any shares of our common stock or enter into similar derivative transactions with respect to our common stock. The 1,852,000 shares of common stock purchased and the 334,785 shares of common stock owned by the Selling Stockholders will be deregistered from the Registration Statement on Form S-3 (File No. 333-132371) filed on March 13, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMN Healthcare Services, Inc.

By:	/s/ Susan R. Nowakowski
Susan R. Nowakowski
President & Chief Executive Officer

Date: May 15, 2006